Exhibit 99.1

TEN Holdings Inc. Reports Second Quarter 2025 Financial Results

LANGHORNE, PA., August 14, 2025 / — TEN Holdings, Inc. (Nasdaq: XHLD) (“TEN Holdings” or the “Company”), through its subsidiary, TEN Events, Inc., a provider of event planning, production, and broadcasting services, today announced its financial results for the quarter ended June 30, 2025.

Management Commentary

“During the second quarter of 2025, we achieved year-over-year revenue growth, underscoring the strength and resilience of our strategy, as we build momentum for the remainder of the year. Leveraging our strengthened infrastructure resulting from the restructuring of our sales team and the addition of a new sales leader, we are deepening client relationships and scaling our sales operations.

As anticipated, operating expenses increased compared to the prior year, primarily due to the incremental costs associated with operating as a public company, including expanded compliance, reporting, and investor relations functions. We believe that these investments have been critical to building a stronger foundation for sustained growth and enhanced transparency, and may enable us to better communicate our performance, strengthen governance, and pursue strategic opportunities with greater scale and efficiency.

Looking ahead, we remain focused on creating shareholder value by expanding our market presence, advancing our products and services, and deepening customer relationships. We will continue to seek opportunities to invest in that may drive long-term growth while maintaining the discipline needed to strengthen profitability. Our mission and strategy remain clear. We are endeavoring to build a stronger, more resilient company positioned to deliver innovative solutions, expand our market reach, and create lasting value for our shareholders.” commented TEN Holdings’ Chief Executive Officer, Randolph Wilson Jones III.

Financial Results

●	Revenue for the three months ended June 30, 2025 was $1,116,000 compared to $1,023,000 for the three months ended June 30, 2024. Revenue increased by $93,000, or 9.1%, compared to the three months ended June 30, 2024. The increase was primarily driven by the following factors:

(a.)	Revenue from delivered events – virtual and hybrid events for the three months ended June 30, 2025 decreased by $16,000, or 1.8%, compared to the three months ended June 30, 2024, mainly due to certain customers shifting events to the third quarter of 2025 or later.

(b.)	Revenue from delivered events – physical events for the three months ended June 30, 2025 increased by $109,000, or 82.6%, compared to the three months ended June 30, 2024, mainly due to approximately $100,000 in revenue from additional events delivered to a new customer.

●	Cost of revenue for the three months ended June 30, 2025 was $175,000 compared to $141,000 for the three months ended June 30, 2024. Cost of revenue increased by $34,000, or 24.1%, compared to the three months ended June 30, 2024. The increase was primarily due to an increase in physical events for such period causing the cost of revenue to increase by a proportionate amount.

●	Selling, general, and administrative expenses increased by $910,000, or 73%, to $2,153,000 compared to the same period last year. The increase was primarily due to the added expenses attributable to being a publicly traded company, which was not a factor during the same period last year. These include higher legal costs, quarterly PCAOB audit and advisory costs, additional insurance premiums, external investor relations management costs, and ongoing capital markets advisory fees, among other expenses.

●	Interest expenses for the three months ended June 30, 2025 totaled $80,000, compared to $48,000 for the three months ended June 30, 2024.

●	Net loss for the three months ended June 30, 2025 was $2,784,000, or $(0.13) per share, compared to a net loss of $408,000, or $(0.02) per share, for the three months ended June 30, 2024. $1,359,000 of the total loss in the three months ended June 30, 2025 was due to increased operating expenses which reflect the increase of ongoing costs associated with maintaining public company status. The remaining $1,425,000 of the expenses are attributable to expenses incurred in connection with the transaction executed with Sunpeak Holdings Corporation during the quarter and increased interest expense.

●	US-GAAP loss for the three months ended June 30, 2025, which excludes stock-based compensation expense, was $2,784,000, or ($0.13) per share, compared to a loss of $408,000, or ($0.02) per share, in the three months ended June 30, 2024.

●	Weighted average number of common shares outstanding was 21,425,980 for the three months ended June 30, 2025 and 25,000,000 for the three months ended June 30, 2024.

Selected Balance Sheet and Cash Flow Results

●	As of June 30, 2025, the Company had total cash and cash equivalents of $739,000 compared to $48,000 as of December 31, 2024.

●	Net cash used in operating activities increased from $1,007,000 in the three months ended June 30, 2024 to $7,577,000 in the three months ended June 30, 2025.The increase in cash used in operating activities is primarily driven by a $3,500,000 non-cash expense recognized during the quarter relating to the recognition of the Company’s stock options expense.

●	Net cash used in investing activities, comprised mostly of the purchase of capitalized internal-use software, was $529,000 in the three months ended June 30, 2025, compared to $541,000 in the three months ended June 30, 2024.

Company Outlook

●	The Company aims to enhance the proprietary Xyvid Pro Platform by continuously introducing interactive features to boost attendee engagement, integrating advanced data analytics, and improving the platform’s scalability and flexibility.

●	The Company plans to focus on recurring revenue streams through the further development of the Platform-as-a-Service (PaaS) model.

●	The Company plans to identify, invest in, partner with, and acquire appropriate businesses that offer complementary and strategic advantages to enhance overall competitiveness and growth.

About TEN Holdings, Inc.

The Company, through its subsidiary, TEN Events, Inc., is a provider of event planning, production, and broadcasting services headquartered in Pennsylvania. The Company mainly produces virtual and hybrid events and physical events. Virtual and hybrid events involve virtual and hybrid event planning, production and broadcasting services, and continuing education services, all of which are supported by the Company’s proprietary Xyvid Pro Platform. Physical events mainly involve live streaming and video recording of physical events. To learn more, visit www.tenholdingsinc.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to: the uncertainties related to market conditions and other factors discussed in the “Risk Factors” section of the Company’s registration statements and other filings with the U.S. Securities and Exchange Commission. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Any forward-looking statements contained in this press release speak only as of the date hereof, and TEN Holdings, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:

Investor Relations Contact:

Erica Scudilla

Email: hello@tenholdingsinc.com

Investor Relations Inquiries:

Skyline Corporate Communications Group, LLC

Scott Powell, President

1177 Avenue of the Americas, 5th Floor

New York, New York 10036

Office: (646) 893-5835

Email: info@skylineccg.com